UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2011

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	333-164703	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of Las Cimas IV (which is described in Item 2.01) is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On October 28, 2011, KBS Real Estate Investment Trust III, Inc. (the "Company"), through an indirect wholly owned subsidiary (the "Owner"), acquired from Las Cimas IV Limited Partnership (the “Seller”) a five-story office building containing 138,008 rentable square feet on approximately 9.7 acres of land located at 900 S. Capital of Texas Highway in Austin, Texas (“Las Cimas IV”). The Seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company's external advisor. The contractual purchase price of Las Cimas IV was approximately $35.9 million plus closing costs. The Company funded the purchase of Las Cimas IV with proceeds from the Portfolio Bridge Loan (which is described in Item 2.03) in the amount of $18.0 million and proceeds from its ongoing initial public offering.
Las Cimas IV was built in 2008 and, as of October 28, 2011, was 94% leased to 13 tenants. The current aggregate annualized base rent for the tenants of Las Cimas IV, which represents annualized contractual base rental income as of October 28, 2011, adjusted to straight-line any contractual rent increases or decreases from each lease's inception through the balance of the term, is approximately $2.3 million and the current weighted-average remaining lease term for the tenants is approximately 5.3 years. The current weighted-average rental rate over the lease term, which is calculated as the annualized base rent divided by the leased rentable square feet, is $20.64 per square foot. The Company does not intend to make significant renovations to the Las Cimas IV building.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF‑BALANCE SHEET ARRANGEMENT OF REGISTRANT
On September 29, 2011, in connection with the Company's acquisition of the Domain Gateway office building, the Company, through an indirect wholly owned subsidiary, entered into a one-year secured bridge loan with Wells Fargo Bank, National Association, an unaffiliated lender (the "Mortgage Lender"), for borrowings of up to $42.3 million secured by Domain Gateway, and to be secured by Las Cimas IV upon its closing (the "Portfolio Bridge Loan").  As of September 29, 2011, $18.3 million had been disbursed to the Company. On October 28, 2011, in connection with the acquisition of Las Cimas IV, the Owner became a party to the Portfolio Bridge Loan loan agreement and an additional $18.0 million, of which $4.0 million was revolving debt, was disbursed to the Company, with an additional $6.0 million of revolving debt available for future disbursement, subject to the terms and conditions of the loan agreement. The Portfolio Bridge Loan matures on September 29, 2012, with an option to extend the maturity date to December 29, 2012, subject to certain conditions.  The Portfolio Bridge Loan bears interest at a floating rate of 225 basis points over one-month LIBOR during the initial term of the loan and monthly payments are interest only with the entire balance due at maturity, assuming no prior prepayment.  The Company has the right to repay and borrow the $10.0 million revolving debt portion of the loan. The Company has the right to prepay the portion of the loan that is not revolving.
KBS REIT Properties III, LLC ("REIT Properties III"), the Company's wholly owned subsidiary, is providing a limited guaranty of the Portfolio Bridge Loan with respect to certain potential costs, expenses, losses, damages and other sums which may result from certain intentional actions committed by any borrower under the Portfolio Bridge Loan, the Company or any of their affiliates in violation of the loan documents. REIT Properties III is also providing a guaranty of the principal balance and any interest or other sums outstanding under the Portfolio Bridge Loan in the event of certain bankruptcy or insolvency proceedings involving any borrower under the Portfolio Bridge Loan.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before January 13, 2012, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: October 31, 2011	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer